UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-157310
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-135069
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-117992
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-88088
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-37136
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-21999
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-00933
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-49380
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-72606
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
KEITHLEY INSTRUMENTS, INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	34-0794417 (I.R.S. Employer Identification No.)

28775 Aurora Road, Solon, Ohio (Address of principal executive offices)	44139 (zip code)
Keithley Instruments, Inc. 2009 Stock Incentive Plan
Keithley Instruments, Inc. 2005 Employee Stock Purchase and Dividend Reinvestment Plan
Keithley Instruments, Inc. Retirement Savings Trust and Plan
Keithley Instruments, Inc. 2002 Stock Incentive Plan
Keithley Instruments, Inc. 1997 Directors’ Stock Option Plan
Keithley Instruments, Inc. 1993 Employee Stock Purchase and Dividend Reinvestment Plan
Keithley Instruments, Inc. 1992 Stock Incentive Plan
(Full title of the plan)
Joseph P. Keithley, Chairman, President and Chief Executive Officer
Keithley Instruments, Inc.
28775 Aurora Road, Solon, Ohio 44139
(Name and address of agent for service)
(440) 248-0400
(Telephone number, including area code, of agent for service)
Copies of all notices, orders and communication to:
John M. Gherlein
Baker & Hostetler LLP
3200 PNC Center
1900 East Ninth Street
Cleveland, Ohio 44114
(216) 621-0200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

SIGNATURES

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Keithley Instruments, Inc. (the “Company”):
     File No. 333-157310, pertaining to the registration of 1,000,000 common shares, without par value, of the Company (the “Common Shares”) issuable under the Company’s 2009 Stock Incentive Plan, which was filed with the Securities and Exchange Commission (the “SEC”) on February 13, 2009 (1,000,000 Common Shares currently unsold).
     File No. 333-135069, pertaining to the registration of 500,000 Common Shares issuable under the Company’s 2005 Employee Stock Purchase and Dividend Reinvestment Plan, which was filed with the SEC on June 16, 2006.
     File No. 333-117992, pertaining to the registration of 20,000 Common Shares issuable under the Company’s Retirement Savings Trust and Plan, which was filed with the SEC on August 6, 2004.
     File No. 333-88088, pertaining to the registration of 3,450,000 Common Shares issuable under the Company’s (i) 1997 Directors’ Stock Option Plan and (ii) 2002 Stock Inventive Plan, which was filed with the SEC on May 13, 2002.
     File No. 333-37136, pertaining to the registration of 800,000 Common Shares issuable under the Company’s 1992 Stock Incentive Plan, which was filed with the SEC on May 16, 2000.
     File No. 333-21999, pertaining to the registration of 700,000 Common Shares issuable under the Company’s (i) 1993 Employee Stock Purchase and Dividend Reinvestment Plan and (ii) 1997 Directors’ Stock Option Plan, which was filed with the SEC on February 19, 1997.
     File No. 333-00933, pertaining to the registration of 1,200,000 Common Shares issuable under the Company’s 1992 Stock Incentive Plan, which was filed with the SEC on February 14, 1996.
     File No. 033-72606, pertaining to the registration of 250,000 Common Shares issuable under the Company’s 1993 Employee Stock Purchase and Dividend Reinvestment Plan, which was filed with the SEC on December 7, 1993.
     File No. 033-49380, pertaining to the registration of 700,000 Common Shares issuable under the Company’s 1992 Stock Incentive Plan, which was filed with the SEC on July 8, 1992.
     On September 29, 2010, the Company entered into an Agreement and Plan of Merger with Danaher Corporation and Aegean Acquisition Corp. (“Merger Sub”) pursuant to which Merger Sub was to merge with and into the Company, with the Company as the surviving entity (the “Merger”). On December 8, 2010, the effective date of the Merger, each Common Share outstanding immediately prior to the Merger was cancelled and converted into the right to receive $21.60 in cash.
     In connection with the closing of the Merger, the offering of the Common Shares pursuant to the Registration Statements has been terminated. In accordance with an undertaking made in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statements, the Company hereby removes from registration all Common Shares registered under the Registration Statements that remain unsold.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Solon, Ohio, on December 8, 2010.

KEITHLEY INSTRUMENTS, INC. (Registrant)
By:	/s/ Joseph P. Keithley
Joseph P. Keithley
Chairman, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 8, 2010.

/s/ Joseph P. Keithley Joseph P. Keithley	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Mark J. Plush Mark J. Plush	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Brian R. Bachman Brian R. Bachman	Director

/s/ James B. Griswold James B. Griswold	Director

/s/ Leon J. Hendrix, Jr. Leon J. Hendrix, Jr.	Director

/s/ Brian J. Jackman Brian J. Jackman	Director

/s/ N. Mohan Reddy N. Mohan Reddy	Director

/s/ Thomas A. Saponas Thomas A. Saponas	Director

/s/ Barbara V. Scherer Barbara V. Scherer	Director

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